Exhibit 2.2

DISTRIBUTION AGREEMENT AND PLAN OF MERGER

THIS DISTRIBUTION AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 7, 2018 is made by and between Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”) and 21CF Distribution Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (the “Distribution Merger Sub”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Disney Merger Agreement”), dated as of December 13, 2017, by and among the Company, The Walt Disney Company, a Delaware corporation (“Parent”), TWC Merger Enterprises 2 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Corporate Sub”), and TWC Merger Enterprises 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), the Company has agreed to enter into this Agreement and to cause the merger of the Distribution Merger Sub with and into the Company, with the Company as the surviving corporation;

WHEREAS, unless otherwise defined herein, all capitalized terms used herein have the meaning ascribed to them in the Disney Merger Agreement;

WHEREAS, the Board of Directors of the Company and the Board of Directors of Distribution Merger Sub, by resolutions duly adopted, have each (i) approved the merger of Distribution Merger Sub with and into the Company with the Company as the surviving corporation in the merger (the “Surviving Company”, and such merger, the “Distribution Merger”) upon the terms and subject to the conditions set forth in this Agreement, including that this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote, and in accordance with the Delaware General Corporation Law (the “DGCL”), (ii) approved and declared advisable this Agreement and determined that this Agreement and the Distribution Merger are fair to, and in the best interests of, the Company or Distribution Merger Sub, as applicable, and its respective stockholders, and (iii) resolved to recommend to its respective stockholders the adoption of this Agreement;

WHEREAS, in connection with and pursuant to the Disney Merger Agreement, the Board of Directors of the Company, by resolutions duly adopted, approved and declared the advisability of amendments to the Company Charter providing (i) that the holders of Hook Stock are not required to receive any shares of SpinCo Common Stock or other consideration in connection with the transactions contemplated by this Agreement (such amendment or any substantially consistent amendment as mutually agreed by the parties hereto, the “Hook Stock Charter Amendment”) and (ii) for a subdivision of the issued and outstanding Shares (including, for the avoidance of doubt, the Hook Stock), such that the total number of Shares issued and outstanding (including, for the avoidance of doubt, the Hook Stock) immediately after such subdivision is equal to the Stock Split Multiple multiplied by the total number of Shares issued and outstanding immediately prior to such subdivision (including, for the avoidance of doubt, the Hook Stock) (such subdivision, the “Stock Split”, and such amendment or any substantially consistent amendment effecting the Stock Split as mutually agreed by the parties hereto, the “Stock Split Charter Amendment”, and together with the Hook Stock Charter Amendment, the “Charter Amendments”), subject, in each case, to the approval of holders of a majority of the outstanding Class B Shares entitled to vote on such matter at a meeting duly called and held for such purpose (such stockholder approvals, the “Charter Amendment Stockholder Approvals”);

WHEREAS, prior to the Distribution Effective Time, the Company will consummate the Separation in accordance with the Separation Principles and as set forth in the Separation Agreement to be entered into by the Company and SpinCo;

WHEREAS, subject to receipt of the approval of the Charter Amendment Stockholder Approvals, the Charter Amendments, including the Stock Split, will become effective immediately prior to the Distribution Effective Time; and

WHEREAS, the parties hereto intend that the Distribution Merger will qualify as a distribution described in Section 355(a) of the Code.

NOW, THEREFORE, in consideration of the premises, covenants, agreements and provisions herein contained, and intending to be legally bound hereby, Distribution Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE DISTRIBUTION MERGER

Section 1.1The Distribution Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Distribution Effective Time, Distribution Merger Sub shall be merged with and into the Company and the separate corporate existence of Distribution Merger Sub shall thereupon cease.  The Company shall be the surviving company in the Distribution Merger, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Distribution Merger, except as set forth in Article 2.  The Distribution Merger shall have the effects specified in the DGCL.

Section 1.2Closing.  The closing of the Distribution Merger (the “Distribution Closing”) shall occur at the time and on the terms set forth in the Disney Merger Agreement.

Section 1.3Effective Time. Concurrently with the Distribution Closing, the Company and Distribution Merger Sub will cause a certificate of merger with respect to the Distribution Merger (the “Distribution Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL.  The Distribution Merger shall become effective at 8:00 a.m. (New York City time) on the Closing Date or at such other time as may be agreed upon by the parties hereto in writing and set forth in the Distribution Certificate of Merger in accordance with the DGCL (the “Distribution Effective Time”).

Section 1.4Certificate of Incorporation and Bylaws. At the Distribution Effective Time, the Company Charter and the Company Bylaws, each as in effect immediately prior to the Distribution Effective Time, shall continue to be the certificate of incorporation and the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.

Section 1.5Directors and Officers of the Surviving Company. The directors and officers of the Company immediately prior to the Distribution Effective Time shall, from and after the Distribution Effective Time, be the directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company Charter and the Company Bylaws.

ARTICLE 2

eFFECT OF THE dISTRIBUTION mERGER; dISTRIBUTION

Section 2.1Merger Consideration. At the Distribution Effective Time, by virtue of the Distribution Merger and without any action on the part of the holder of any capital stock of the Company or Distribution Merger Sub:

(a)Class A Common Stock. With respect to each Class A Share (or fraction thereof, in the case of a fractional share) issued and outstanding immediately prior to the Distribution Effective Time (other than the Hook Stock),

(i)a portion thereof equal to one (or such fraction, in the case of a fractional share) multiplied by the quantity of one minus the inverse of the Stock Split Multiple shall be exchanged for (and as a result, such portion shall be canceled), in accordance with Section 251(b)(5) of the DGCL, a fraction of one validly issued, fully paid and non-assessable share of SpinCo Class A Common Stock equal to the product of (i) the quotient of (A) one (or such fraction of a Class A Share, in the case of a fractional share) divided by (B) the Stock Split Multiple and (ii) 1/3, subject to Section 2.3; and

(ii)the remaining portion thereof not so exchanged shall be unaffected by the Distribution and shall remain issued and outstanding.

(b)Class B Common Stock. With respect to each Class B Share (or fraction thereof, in the case of a fractional share) issued and outstanding immediately prior to the Distribution Effective Time (other than the Hook Stock),

(i)a portion thereof equal to one (or such fraction, in the case of a fractional share) multiplied by the quantity of one minus the inverse of the Stock Split Multiple shall be exchanged for (and as a result, such portion shall be canceled), in accordance with Section 251(b)(5) of the DGCL, a fraction of one validly issued, fully paid and non-assessable share of SpinCo Class B Common Stock equal to the product of (i) the quotient of (A) one (or such fraction of a Class B Share, in the case of a fractional share) divided by (B) the Stock Split Multiple and (ii) 1/3, subject to Section 2.3; and

(ii)the remaining portion thereof not so exchanged shall be unaffected by the Distribution and shall remain issued and outstanding.

(c)Hook Stock.  Each Class A Share of Hook Stock (or fraction thereof, in the case of a fractional share) and each Class B Share of Hook Stock (or fraction thereof, in the case of a fractional share) that is issued prior to the Distribution Effective Time shall be unaffected by the Distribution and shall remain one Class A Share (or fraction thereof, in the case of a fractional share) or one Class B Share (or fraction thereof, in the case of a fractional share), as applicable.

(d)Distribution Merger Sub.  Each share of common stock, par value $0.001 per share, of Distribution Merger Sub issued and outstanding immediately prior to the Distribution Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or payable in respect thereof.

Section 2.2Company Equity Awards.  At the Distribution Effective Time, by virtue of the Distribution Merger and without any action on the part of the holder of any capital stock of the Company or Distribution Merger Sub, the Company Equity Awards shall be adjusted in a manner consistent with Section 4 of the Separation Principles (after giving effect to any equitable adjustment to account for the Stock Split) unless otherwise agreed by the parties hereto, including as evidenced in an Employee Matters Agreement to be entered into in connection with the Transactions.

Section 2.3Fractional Shares.

(a)Any stockholder of the Company holding a number of Class A Shares that would entitle such stockholder to receive in exchange therefor a fractional share (in addition to any whole shares) of SpinCo Class A Common Stock pursuant to the Distribution will receive cash, without interest, rounded to the nearest cent, in lieu of such fractional share.  As promptly as practicable after the Distribution Effective Time, an exchange agent designated by the Company prior to the Distribution Effective Time (the “Exchange Agent”) shall (i) determine the aggregate number of shares of SpinCo Class A Common Stock equal to the sum of all such fractional shares (rounded up to the nearest whole number) (the “Excess SpinCo Class A Shares”), (ii), as agent for the applicable holders of Class A Shares, sell the Excess SpinCo Class A Shares at then-prevailing trading prices for SpinCo Class A Common Stock and (iii) distribute to each such holder such holder’s ratable share of the net proceeds of such sale or sales, subject to Section 2.3(c).

(b)Any stockholder of the Company holding a number of Class B Shares that would entitle such stockholder to receive in exchange therefor a fractional share (in addition to any whole shares) of SpinCo Class B Common Stock pursuant to the Distribution will receive cash, without interest, rounded to the nearest cent, in lieu of such fractional share.  As promptly as practicable after the Distribution Effective Time, the Exchange Agent shall (i) determine the aggregate number of shares of SpinCo Class B Common Stock equal to the sum of all such fractional shares (rounded up to the nearest whole number) (the “Excess SpinCo Class B Shares” and, together with the Excess SpinCo Class A Shares, the “Excess SpinCo Shares”), (ii), as agent for the applicable holders of Class B Shares, sell the Excess SpinCo Class A Shares at then-prevailing trading prices for SpinCo Class B Common Stock and (iii) distribute to each such holder such holder’s ratable share of the net proceeds of such sale or sales, subject to Section 2.3(c).

(c)The net proceeds of any such sale or sales of Excess SpinCo Shares to be distributed to such holders of Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. No Person, including the Company, Distribution Merger Sub and the Exchange Agent, will guarantee any minimum sale price for Excess SpinCo Shares.  Until the net proceeds of any sale or sales pursuant to this Section 2.3 have been distributed to the applicable holders of Shares, the Exchange Agent shall hold such proceeds in escrow for the benefit of such holders.

ARTICLE 3

CONDITIONS

Section 3.1Conditions.  The respective obligations of the Company and Distribution Merger Sub to consummate the Distribution Merger shall be subject to the prior or substantially concurrent satisfaction or waiver of each of the following conditions:

(a)	The Charter Amendments shall have become effective, the Stock Split shall have occurred and the Separation shall have been consummated.
(b)

The conditions set forth in Article VI of the Disney Merger Agreement (other than the conditions set forth in Section 6.01(a) of the Disney Merger Agreement and the other conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions), including that this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote, shall have been satisfied or waived.

ARTICLE 4

TERMINATION

Section 4.1Termination by Mutual Consent.  This Agreement may be terminated and the Distribution Merger may be abandoned at any time prior to the Distribution Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company, by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

Section 4.2Automatic Termination.  This Agreement shall be terminated and the Distribution Merger shall be abandoned at any time prior to the Distribution Effective Time automatically and without any further action by any Person in the event that the Disney Merger Agreement is terminated pursuant to Article VII thereof.

ARTICLE 5

MISCELLANEOUS PROVISIONS

Section 5.1Modification or Amendment.  Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Distribution Effective Time, this Agreement may only be amended, modified or supplemented in a writing signed on behalf of each of the Company, the Distribution Merger Sub and Parent.

Section 5.2Waiver.

(a)Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective and Parent.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.  Any waiver pursuant to this Section 5.2 shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of another term or condition of this Agreement.

Section 5.3Entire Agreement. This Agreement contains all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 5.4No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that Parent is an express third party beneficiary of, and is permitted to enforce, this Agreement, including Sections 4.1, 5.1, 5.2, 5.4 and 5.5 of this Agreement.

Section 5.5Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement and Parent, which such party or Parent may withhold in its absolute discretion; provided that the Company may designate prior to the Distribution Effective Time, by written notice to Parent, another Subsidiary, all of the common equity of and voting interest in which are owned directly or indirectly by the Company and which Subsidiary was formed as a Delaware corporation solely for purposes of effecting the Distribution Merger, to be a party to the Distribution Merger in lieu of Distribution Merger Sub, in which case all references herein to Distribution Merger Sub shall be deemed references to such other Subsidiary; provided that such assignment shall not relieve the Company of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary.  Any assignment in contravention of the preceding sentence shall be null and void.

Section 5.6Incorporation by Reference.  The provisions of Section 8.04, 8.05, 8.10 and 8.12 shall apply mutatis mutandis to this Agreement as if the same were set forth herein in full.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Distribution Agreement and Plan of Merger as of the date first written above.

21CF DISTRIBUTION MERGER SUB, INC.

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	Executive Vice President

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	Executive Vice President and Deputy Group General Counsel

[Signature Page to Distribution Agreement and Plan of Merger]